UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

Industrial Property Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-184126	61-1577639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Industrial Property Trust Inc. (the “Company”), Industrial Property Operating Partnership LP (the “Operating Partnership”), and Industrial Property Advisors LLC (the “Advisor”) are parties to an Expense Support and Conditional Reimbursement Agreement, dated October 24, 2013 (the “Original Agreement”). The Company’s Current Report on Form 8-K, filed on October 25, 2013, contains a description of the Original Agreement and such description is incorporated herein by reference. On June 30, 2014, the Company, the Operating Partnership and the Advisor entered into an Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Amended and Restated Expense Support Agreement”), in order to extend the term of the Original Agreement through June 30, 2015 and to amend the definition of baseline distributions in connection with the previously announced increase in the quarterly cash distribution rate for the third quarter of 2014 from $0.11250 per share to $0.11875 per share. Under the Amended and Restated Expense Support Agreement, for each quarter in the period from July 1, 2014 through June 30, 2015, baseline distributions are equal to the aggregate cash distributions that would have been declared for such quarter assuming daily distributions at the quarterly rate of $0.11875 per share of common stock. Although the Amended and Restated Expense Support Agreement has an effective term through June 30, 2015, it may be terminated prior thereto without cause or penalty by either the Advisor or a majority of our independent directors, in each case upon 60 days’ written notice to the other party.

Item 8.01.	Other Events.

Completed Real Property Acquisition

Windham Industrial Center

On June 30, 2014, the Company acquired a 100% fee interest in one industrial building located in the Chicago market, totaling approximately 163,000 square feet on 9.6 acres (the “Windham Industrial Center”). The building is 100% leased to two customers with an average remaining lease term (based on square feet) of 2.2 years. Each of the customers in the Windham Industrial Center individually leases more than 10% of the total rentable area, as described below:

•	Ulta Salon, Cosmetics & Fragrance, Inc., a beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services, leases approximately 57,500 square feet, or approximately 35% of the building’s rentable area, under a lease that expires in April 2015.

•	BarrierSafe Solutions International, Inc., an innovator and manufacturer of personal protective equipment, leases approximately 105,400 square feet, or approximately 65% of the building’s rentable area, under a lease that expires in May 2017.

The total purchase price was approximately $10.9 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. The Company estimates that the purchase price capitalization rate is approximately 5.3%. The purchase price capitalization rate is based on the property’s projected cash net operating income from in-place leases for the 12 months after the date of purchase, including any contractual rent increases contained in such leases for those 12 months, divided by the purchase price for the property, exclusive of transfer taxes, due diligence expenses, and other closing costs, including acquisition costs and fees paid to the Advisor and its affiliates (the “Purchase Price Capitalization Rate”). Pursuant to the terms of the advisory agreement, dated as of July 16, 2013, by and among the Company, the Operating Partnership, and the Advisor, as amended, the Company paid an acquisition fee to the Advisor of approximately $218,000, equal to 2.0% of the purchase price of this transaction.

Forward-Looking Statement

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the lease terms and the Purchase Price Capitalization Rate) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, risks associated with the customers’ ability to continue to comply with the terms of their leases, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended or supplemented by the Company’s other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL PROPERTY TRUST INC.

July 2, 2014	By:	/s/ THOMAS G. MCGONAGLE
	Name:	Thomas G. McGonagle
	Title:	Chief Financial Officer